Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Arabian American Development Company (the Company) for the registration of common stock and warrants and to the incorporation by reference therein of our reports dated March 13, 2009 relating to the consolidated financial statements, the effectiveness of the Company’s  internal control over financial reporting, and schedule appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/  Travis, Wolff & Company, L.L.P.

Dallas, Texas
July 31, 2009